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                                                                     Exhibit 12

                         Marshall & Ilsley Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                   ($000's)

                                                               Years Ended December 31,
                                              ----------------------------------------------------------
                                                 2001        2000        1999        1998        1997
                                              ----------  ----------  ----------  ----------  ----------
Earnings:
Earnings before income taxes and
  extraordinary items........................ $  501,045  $  470,350  $  527,939  $  465,285  $  388,172
Fixed charges, excluding interest on deposits    321,059     321,812     222,172     206,546     175,609
                                              ----------  ----------  ----------  ----------  ----------
Earnings including fixed charges but
  excluding interest on deposits.............    822,104     792,162     750,111     671,831     563,781
Interest on deposits.........................    566,899     772,016     585,864     564,540     460,418
                                              ----------  ----------  ----------  ----------  ----------
Earnings including fixed charges and
  interest on deposits....................... $1,389,003  $1,564,178  $1,335,975  $1,236,371  $1,024,199
                                              ==========  ==========  ==========  ==========  ==========

Fixed Charges:
Interest Expense:
   Short-term borrowings..................... $  188,587  $  224,187  $  142,294  $  126,624  $  111,193
   Long-term borrowings......................    110,842      78,773      63,145      66,810      54,175
   One-third of rental expense for all
     operating leases (the amount deemed
     representative of the interest factor)..     21,630      18,852      16,733      13,112      10,241
                                              ----------  ----------  ----------  ----------  ----------
Fixed charges excluding interest on deposits.    321,059     321,812     222,172     206,546     175,609
Interest on deposits.........................    566,899     772,016     585,864     564,540     460,418
                                              ----------  ----------  ----------  ----------  ----------
Fixed charges including interest on deposits. $  887,958  $1,093,828  $  808,036  $  771,086  $  636,027
                                              ==========  ==========  ==========  ==========  ==========

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits...............       2.56x       2.46x       3.38x       3.25x       3.21x
Including interest on deposits...............       1.56x       1.43x       1.65x       1.60x       1.61x
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